Exhibit 99.1

One Stop Systems Reports Q2 2023 Results

Company to Hold a Conference Call Today at 5:00 p.m. Eastern Time

ESCONDIDO, Calif. – August 10, 2023 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in AI Transportable solutions on the edge, reported results for the second quarter ended June 30, 2023. All quarterly comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 5:00 p.m. Eastern time today to discuss the results (see dial-in information below).

Q2 2023 Financial Highlights

•	Revenue totaled $17.2 million, up 2.3% sequentially.

•

OSS Europe revenue increased 17.7% to $8.9 million compared to the same year-ago quarter, with OSS Classic revenue declining 22.8% to $8.3 million primarily due to the anticipated winding down of the company’s legacy media and entertainment business as it transitions to higher margin AI Transportables, loss of revenue due to exit of an autonomous trucking customer and delay in the receipt of military orders.

•	Gross margin was 27.9%, compared to 28.4% in the same year-ago quarter.

•

Net loss on a GAAP basis totaled $2.4 million, or $(0.12) per share, as compared to net income of $323,000, or $0.02 per share, in the same year-ago quarter. The loss included a goodwill impairment charge of $2.7 million and $1.3 million received from the federal employee retention credit program.

•	Non-GAAP net loss was $84,000, or $(0.00) per share, versus non-GAAP net income of $871,000, or $0.04 per share, in the same year-ago quarter.

•	Adjusted EBITDA, a non-GAAP term, totaled $487,000, compared to $1.2 million in the same year-ago quarter (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).

•	Cash, cash equivalents and short-term investments totaled $15.4 million on June 30, 2023, as compared to $12.7 million on March 31, 2023.

First Half 2023 Financial Highlights

•	Revenue totaled $34.0 million, with OSS Europe revenue up 21.5% to $17.1 million, partially offsetting a decrease in OSS Classic revenue of 20.6% to $16.9 million.

•	Gross margin was 29.0% compared to 29.2% in the first half of 2022.

•	Net loss on a GAAP basis totaled $2.8 million or $(0.14) per diluted share, compared to net income of $0.9 million or $0.04 per diluted share in the first half of 2022.

•	Non-GAAP net income totaled $6,000 or $0.00 per diluted share, as compared to $1.8 million, or $0.09 per diluted share in the first half of 2022.

•	Adjusted non-GAAP EBITDA totaled $1.0 million, as compared to $2.6 million in the first half of 2022.

Q2 2023 Operational Highlights

•

Received NVIDIA certification for Rigel Edge Supercomputer™, the only edge-certified AI system using four of NVIDIA GPUs based on the NVIDIA HGX™ A100 platform. Rigel met the NVIDIA-Certified standard for performance, functionality, scalability and security.

•	Demonstrated a technologically disruptive two-phase liquid immersion-cooled version of the Rigel Edge Supercomputer at the Sea-Air-Space 2023 (SAS) conference.

•	Six new major program wins, which included three in AI Transportables, are expected to yield approximately $3.3 million in revenues in 2023.

•

Received an initial order from a new military prime contractor for OSS 3U short-depth servers (SDS) for use by a U.S. Air Force anti-electronic warfare system, with shipments now underway. The initial order is valued at approximately $3.5 million over three years.

•

Appointed Michael Knowles as president and CEO, bringing to OSS more than 30 years of leadership experience in the global aerospace and defense markets, including previously as president and general manager of a $700 million global business unit with 2,000 employees.

Subsequent Events

OSS has appointed retired three-star Vice Admiral Michael J. Dumont, and the company’s president and CEO, Michael Knowles, to its board of directors, effective as of the end of the third quarter. They will succeed two existing board members, Jack Harrison and Sita Lowman, who will be stepping down at the end of the third quarter.

Dumont, who has served on the company’s advisory board since last year, previously served as the deputy commander of U.S. Northern Command and vice commander of North American Aerospace Defense Command (NORAD). He currently serves as interim president of the California State University Maritime Academy. He also serves on the board of directors of the Marines’ Memorial Association; the board of advisors of Dataminr, an AI-powered risk management platform; and the national security advisory council of the U.S. Global Leadership Coalition.

He served five years on active duty as an Army aviator and paratrooper. Upon leaving the Army, he affiliated with the U.S. Navy Reserve as a naval aviator. Dumont has held five commands, including an air squadron, several operational units, and a joint command.

He holds a Juris Doctor from Suffolk University Law School, a Master of Science in Strategic Studies from the U.S. Army War College, and a Master of Science in National Security Strategy from the National War College.

Management Commentary

“In Q2, revenue climbed 2.3% sequentially to $17.2 million, but was lower than expected and declined from the year-ago quarter due to a convergence of a number of factors,” stated Knowles. “We estimate about $3.3 million of the decline was due to the final wind down of our legacy media business that has yet to be replaced with AI Transportable revenues.

“We have also seen changes in the autonomous trucking industry, where there have been consolidation and departures of players from the market and an overall delay in deployment of autonomous truck solutions. Further, we experienced unexpected delays in orders from our defense and other commercial customers that totaled around $5-6 million that we now expect to be pushed into 2024.

“Despite these headwinds, our customer win rate remained at historical levels due to our competitive advantages in AI Transportables, with this boding well for future revenue growth. Our pipeline of pending major programs at the end of Q2 also remained robust and increasingly global in scope, with 19 out the 33 of these involving AI transportable applications in the U.S., Asia Pacific, and Europe.

“Our opportunities with AI and sensor fusion for military defense applications increasingly require workforce security clearances and a specially secured facility. We expect to receive such security clearance by the end of the year and see this not only opening up valuable new opportunities but also providing a competitive edge.

“As we continue to transition the business toward these higher value opportunities, we have implemented a number of organizational changes designed to revitalize our efforts and better address the substantial market opportunities in defense and AI Transportables. This includes my appointment as the company’s new president and CEO in June and the recent appointment of Robert Kalebaugh to the new position of VP of sales.

“Robert has brought to OSS more than 30 years of business development, domain experience, and an impressive record of sales success in the defense and commercial markets. Having previously worked alongside Robert for several years, I am confident we will be able to leverage the collective strengths of our team to enhance our sales and marketing efforts and accelerate our growth strategy. Robert has already been fast at work, updating our methods and processes for greater efficiency and effectiveness, and building our sales pipeline.

“Today we also announced key board changes to better align with our strategy. We are deeply appreciative of the contributions of our departing board members who have helped guide the company through the challenging times of the global pandemic and their support of our greater focus on defense opportunities. This was reflected in our appointment of Vice Admiral Dumont as a new independent director, effective as of the end of the third quarter, who brings many key strengths to our board.

“Over the last several weeks, I have had the opportunity to engage with our customers and prospective customers in the defense and commercial markets. I believe I have been able to strengthen their confidence in OSS and reaffirm our strategy and opportunity in the AI Transportable space.

“We are also fortunate to possess an exceptionally talented and motivated operational team with strong technical and product expertise. They have created an innovation-driven environment that continues to deliver market-leading products that meet the demanding requirements for rugged datacenter-class processing at the edge—or as we say, deliver performance without compromise.

“Overall, we believe we have the right team, strategy and products that will continue to build a robust pipeline and enable us to succeed in the growing global marketplace for AI Transportables.”

Outlook

The company anticipates factors related to delays in defense and commercial program orders will continue to impact its financial performance through the second half of the year. As such, revenue is expected to total approximately $13.5 million in the third quarter of 2023.

Q2 2023 Financial Summary

Consolidated revenue in Q2 totaled $17.2 million, up 2.3% sequentially, and declined 6.0% from the same year-ago period. The decline was due to the anticipated decreased shipments to the company’s legacy media and entertainment customer. The decrease was also due to delays in defense orders and a reduction in product shipments into the autonomous truck industry where there have been consolidation and departures of players from the market and an overall delay in deployment of the technology.

Approximately $3.3 million of the quarterly decline in revenue was from the low margin legacy media business, which was partly offset in the quarter by AI Transportable revenue. OSS has substantially fulfilled the remaining orders associated with its media customer and does not expect further measurable business.

The delay in certain orders for the commercial and defense markets represent $5 million to $6 million of revenue that OSS believes will be pushed from 2023 to 2024 and represents only a deferral of revenue opportunity. While OSS experienced some delays in orders during the second quarter, the company’s win rate has remained at or above previous levels.

The company’s business is comprised of two segments: OSS Classic and OSS Europe. OSS Classic is involved in the design and manufacture of high-performance ruggedized computers, flash arrays and connectivity. OSS Europe primarily operates as a value-added reseller with minimal product customization and a renewed focus on selling OSS Classic products into the European community.

In the second quarter, OSS Classic revenue declined 22.8% to $8.3 million due to the factors mentioned above, while OSS Europe revenue increased 17.7% to $8.9 million.

The OSS Europe increase was due to additional project-based business, including approximately $1.2 million of OSS core products, and an increase in the number of smaller accounts, as well as having more available inventory to ship as compared to the same year-ago quarter.

Overall gross profit in the second quarter was $4.8 million. The overall gross margin percentage was 27.9%, as compared to 28.4% in the same period in 2022.

The gross margin for OSS Classic business decreased 3.8 percentage points to 29.2%, which was also attributable to the predominance of lower margin sales to the company’s media customer and higher mix of third-party components.

OSS Europe’s gross margin percentage improved 4.8 percentage points to 26.7%, as compared to 21.9%, due to product mix, the sale of higher margin OSS Classic products, and having sought-after products readily sold at a premium.

Overall, quarterly operating expenses increased 71.1% to $8.2 million, with operating expenses as a percentage of revenue increasing to 47.7% compared to 26.2%. The most significant component of this increase was a $2.7 million write-down attributable to an impairment of goodwill resulting from the overall financial performance of OSS Classic as compared to plan, the company’s increased focus on the defense industry, and the deferment of orders.

Another significant component was an increase of $1.3 million in general and administrative expenses, with $1.1 million attributable to increased costs associated with the company’s organizational restructuring and strategic transitioning of senior management and outside professional services.

The increase in operating expenses was partially offset by decreases of $241,000 in marketing and selling expenses and $297,000 in R&D expense.

Loss from operations totaled $3.4 million, compared to income from operations of $402,000 in the same period in 2022. This reduction was predominantly attributable to lower revenue, the write-down attributable to an impairment of goodwill, and transition costs.

Net loss on a GAAP basis was $2.4 million or $(0.12) per share, as compared to net income of $323,000 or $0.02 per share. Net loss in the second quarter also includes a one-time benefit of $1.3 million attributable to receipt of COVID –19 funds under the government’s employee retention credit program.

Non-GAAP net loss was $84,000 or $(0.00) per share, versus non-GAAP net income of $871,000, or $0.04 per share.

Adjusted EBITDA, a non-GAAP metric, was $487,000 or 2.8% of revenue, a decrease from $1.2 million or 6.5% of revenue.

Each of these non-GAAP metrics excludes $2.7 million for the impairment of goodwill and $1.3 million for the employee retention credit.

On June 30, 2023, cash and cash equivalents totaled $6.1 million, with short-term investments of $9.3 million, for a combined total of $15.4 million. This combined total represents an increase of $2.7 million as compared to the prior quarter. The increase is primarily due to the employee retention credit and a decrease in working capital requirements.

First Half 2023 Financial Summary

For the first half of 2023, consolidated revenue decreased 3.9% to $34.0 million. The decrease in revenue in the first half of 2023 is due to the reasons discussed in reference to Q2.

OSS Classic revenue decreased 20.6% to $16.9 million, with OSS Europe revenue increasing 21.5% to $17.1 million which was inclusive of $2.4 million of OSS core product.

Overall gross profit was $9.9 million. The overall gross margin percentage was 29.0%, as compared to 29.2%.

OSS Classic’s gross margin percentage was 32.8%, a decrease of 1.5 percentage points as compared to 34.3%. This was due to the predominance of lower margin sales to the company’s media customer and higher mix of products with third-party components.

OSS Europe contributed gross margin at a rate of 25.3%, as compared to 21.5%, an increase of 3.8 percentage points, due to product mix, increasing sales of OSS Classic products, and of having sought-after products sold at a premium.

Total operating expenses increased 45.1% to $13.5 million. The increase was primarily due to an increase of the $2.7 million write-down attributable to an impairment of goodwill and $1.8 million in general and administrative expenses, of which $1.4 million of the increase was due to increased non-recurring costs associated with the company’s organizational restructuring and outside professional services.

This increase in operating expenses was partially offset by a decrease of $346,000 in R&D expense resulting from more engineers being deployed on chargeable work for which the expense is classified as a cost of revenue.

Loss from operations totaled $3.6 million compared to income from operations of $1.1 million.

Net loss on a GAAP basis was $2.8 million or $(0.14) per diluted share, inclusive of the $1.3 million employee retention credit, compared to net income on a GAAP basis of $902,000, or $0.04 per diluted share.

Non-GAAP net income totaled $6,000 or $0.00 per diluted share, as compared to $1.8 million or $0.09 per diluted share in the same year-ago period.

Adjusted EBITDA totaled $1.0 million or 3.0% of revenue, compared to $2.6 million or 7.3% of revenue.

Both non-GAAP net income and adjusted EBITDA exclude the $2.7 million impairment of goodwill and the $1.3 million employee retention credit.

Conference Call

OSS management will hold a conference call later today to discuss its results for the second quarter ended June 30, 2023, followed by a question-and-answer period.

Date: Thursday, August 10, 2023

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-888-886-7786

International dial-in number: 1-416-764-8658

Conference ID: 07082306

Webcast: here (live and replay)

Approximately two hours after the Q&A session, an archived version of the webcast will be available in the Investors section of the company’s website at onestopsystems.com. OSS regularly uses its website to disclose material and non-material information to investors, customers, employees and others interested in the company.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and through August 24, 2023.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 07082306

About One Stop Systems

One Stop Systems, Inc. (Nasdaq: OSS) is a leader in AI Transportable solutions for the demanding ‘edge.’ OSS designs and manufactures the highest performance compute and storage products that enable rugged AI, sensor fusion and autonomous capabilities without compromise. These hardware and software platforms bring the latest data center performance to the harsh and challenging applications, whether they are on land, sea or in the air.

OSS products include ruggedized servers, compute accelerators, flash storage arrays, and storage acceleration software. These specialized compact products are used across multiple industries and applications, including autonomous trucking and farming, as well as aircraft, drones, ships and vehicles within the defense industry.

OSS solutions address the entire AI workflow, from high-speed data acquisition to deep learning, training and large-scale inference, and have delivered many industry firsts for industrial OEM and government customers.

As the fastest growing segment of the multi-billion-dollar edge computing market, AI Transportables require—and OSS delivers—the highest level of performance in the most challenging environments without compromise.

OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com. You can also follow OSS on Twitter, YouTube, and LinkedIn.

Non-GAAP Financial Measures

The company believes that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the Company. The Company defines adjusted EBITDA as income (loss) before interest, taxes, depreciation, amortization, acquisition expenses, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, the company believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between the company’s core business operating results and those of other companies, as well as providing the company with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in its industry, as other companies in the company’s industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. The company’s adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. The company does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net (loss) income	$(2,399,496)	$322,822	$(2,800,008)	$902,056
Depreciation and amortization	270,255	254,429	542,528	524,220
Stock-based compensation expense	898,008	532,636	1,372,217	915,464
Interest expense	23,939	44,949	56,644	103,665
Interest income	(104,785)	(55,507)	(215,051)	(106,512)
Impairment of goodwill	2,700,000	—	2,700,000	—
Employee retention credit (ERC)	(1,298,241)	—	(1,298,241)	—
Provision for income taxes	396,863	85,490	658,365	250,798

Adjusted EBITDA	$486,543	$1,184,819	$1,016,454	$2,589,691

Adjusted EPS excludes the impact of certain items, and therefore, has not been calculated in accordance with GAAP. The company believes that exclusion of certain selected items assists in providing a more complete understanding of our underlying results and trends and allows for comparability with the company’s peer company index and industry. The company uses this measure along with the corresponding GAAP financial measures to manage its business and to evaluate its performance compared to prior periods and the marketplace. The Company defines non-GAAP income (loss) as income or (loss) before amortization, stock-based compensation, expenses related to discontinued operations, impairment of long-lived assets and non-recurring acquisition costs. Adjusted EPS expresses adjusted income (loss) on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The company expects to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from its presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles non-GAAP net income and basic and diluted earnings per share:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net (loss) income	$(2,399,496)	$322,822	$(2,800,008)	$902,056
Amortization of intangibles	15,808	15,807	31,616	31,616
Impairment of goodwill	2,700,000	—	2,700,000	—
Employee retention credit (ERC)	(1,298,241)	—	(1,298,241)	—
Stock-based compensation expense	898,008	532,636	1,372,217	915,464

Non-GAAP net (loss) income	$(83,921)	$871,265	$5,584	$1,849,136

Non-GAAP net (loss) income per share:

Basic	$(0.00)	$0.04	$0.00	$0.10

Diluted	$(0.00)	$0.04	$0.00	$0.09

Weighted average common shares outstanding:

Basic	20,397,741	19,940,902	20,325,029	19,416,832

Diluted	20,397,741	21,180,490	20,841,127	20,346,917

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, to our management’s expectations for major program wins, the company’s penetration of the Defense and AI Transportable sectors, revenue growth generated by new and existing products, future changes to our business objectives, changes to our board, and other future financial projections. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our latest Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contacts:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

Investor Relations:

Ronald Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7557

Email contact

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED BALANCE SHEETS

	Unaudited June 30, 2023	Audited December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$6,100,317	$3,112,196
Short-term investments	9,321,456	10,123,535
Accounts receivable, net	9,225,346	11,327,244
Inventories, net	21,463,925	20,775,366
Prepaid expenses and other current assets	1,231,609	502,156

Total current assets	47,342,653	45,840,497
Property and equipment, net	2,432,900	2,570,124
Operating lease right-of use assets	569,296	731,043
Deposits and other	48,093	60,243
Goodwill	4,420,510	7,120,510
Intangible assets, net	10,538	42,154

Total Assets	$54,823,990	$56,364,571

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,811,093	$4,592,713
Accrued expenses and other liabilities	4,987,695	3,013,869
Current portion of operating lease obligation	583,675	536,588
Current portion of notes payable	3,012,945	2,952,447

Total current liabilities	11,395,408	11,095,617
Long-term debt, net of current portion	—	409,294
Deferred tax liability, net	136,746	138,662
Operating lease obligation, net of current portion	148,830	397,249

Total liabilities	11,680,984	12,040,822

Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 20,543,024 and 20,084,528 shares issued and outstanding, respectively	2,053	2,008
Additional paid-in capital	46,404,428	45,513,807
Accumulated other comprehensive income	1,239,084	510,485
Accumulated deficit	(4,502,559)	(1,702,551)

Total stockholders’ equity	43,143,006	44,323,749

Total Liabilities and Stockholders’ Equity	$54,823,990	$56,364,571

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$17,211,532	$18,303,343	$33,993,426	$35,356,020
Cost of revenue	12,413,594	13,103,025	24,124,726	25,015,047

Gross profit	4,797,938	5,200,318	9,868,700	10,340,973

Operating expenses:
General and administrative	3,072,880	1,821,445	5,357,981	3,596,133
Impairment of goodwill	2,700,000	—	2,700,000	—
Marketing and selling	1,483,965	1,724,913	3,270,646	3,196,633
Research and development	954,650	1,252,037	2,149,978	2,496,152

Total operating expenses	8,211,495	4,798,395	13,478,605	9,288,918

(Loss) income from operations	(3,413,557)	401,923	(3,609,905)	1,052,055

Other income (expense), net:
Interest income	104,785	55,507	215,051	106,512
Interest expense	(23,939)	(44,949)	(56,644)	(103,665)
Employee retention credit (ERC)	1,298,241	—	1,298,241	—
Other income (expense), net	31,837	(4,169)	11,614	97,952

Total other income, net	1,410,924	6,389	1,468,262	100,799

Income before income taxes	(2,002,633)	408,312	(2,141,643)	1,152,854
Provision for income taxes	396,863	85,490	658,365	250,798

Net (loss) income	$(2,399,496)	$322,822	$(2,800,008)	$902,056

Net (loss) income per share:
Basic	$(0.12)	$0.02	$(0.14)	$0.05

Diluted	$(0.12)	$0.02	$(0.14)	$0.04

Weighted average common shares outstanding:
Basic	20,397,741	19,940,902	20,325,029	19,416,832

Diluted	20,397,741	21,180,490	20,325,029	20,346,917